Exhibit 10.4
RESTRICTED STOCK UNIT AWARD AGREEMENT
(2017 Performance-Based Award – Robinsons)
This Agreement (“Agreement”) is made this <Grant Date> by and between <Participant Name> (“Participant”) and The Progressive Corporation (the “Company”).
1.    Definitions. Unless otherwise defined or expressly given another meaning in this Agreement, each capitalized term in this Agreement shall have the meaning given to it in The Progressive Corporation 2015 Equity Incentive Plan (the “Plan”). Financial and operational terms used in this Agreement (e.g., references to business units or segments) are used consistently with the use of those terms in the Company’s Form 10-K (including exhibits and other documents incorporated therein) for the fiscal year ended December 31, 2016 (the “Form 10-K”). It is understood that references herein to any performance results of the Company mean the applicable operating results of the Company and its Subsidiaries and Affiliates.
2.    Award of Restricted Stock Units. The Company grants to Participant an award (the “Award”) of performance-based restricted stock units (“Restricted Stock Units” or “Units”), pursuant to, and subject to, the terms of the Plan. The Award is based on a target award value of <# of Units> Units (the “Target Award Units”). The number of Restricted Stock Units that are ultimately earned pursuant to the Award (if any) will be determined based on the Target Award Units and the procedures and calculations set forth in this Agreement. Under the calculations set forth below, the maximum potential Award is a number of Units equal to one and one-half (1.5) times the Target Award Units (the “Maximum Award Units”) plus any related Dividend Equivalents.
3.    Condition to Participant’s Rights under this Agreement. This Agreement shall not become effective, and Participant shall have no rights with respect to the Award or any Restricted Stock Units, unless and until Participant has fully executed this Agreement and delivered it to the Company. In the Company’s sole discretion, such execution and delivery may be accomplished through electronic means.
4.    Restrictions; Vesting. Subject to the terms and conditions of the Plan and this Agreement, including the provisions of Paragraph 8 below, Participant’s rights in and to Restricted Stock Units shall vest, if at all, as follows:
a.    Performance Period. The “Performance Period” shall be the one-year period comprised of the Company’s fiscal year ending December 31, 2017.

b.    Certification. The Award shall vest (if at all) only if, to the extent, and when the Committee certifies:

i.     the extent to which the Company’s performance results have satisfied the performance criteria set forth in Subparagraph c. below; and

ii.     the corresponding performance factor or multiple (rounded to the nearest one-hundredth) to be applied to the Target Award Units (and any related Dividend Equivalent Units) to determine the number of Restricted Stock Units (if any) that have vested as a result of such performance.

Such certification shall occur as soon as practicable after the end of the Performance Period (the date of such certification, the “Certification Date”), but in any event must occur (if at all) on or before March 15, 2018 (the “Expiration Date”). If the Committee certifies the vesting of a number of Units that is less than the Maximum Award Units, then with respect to all other Units that could have been earned under this Agreement, the Award will terminate and be forfeited automatically.
c.    Number of Units Vesting. The number of Restricted Stock Units (if any) that vest in connection with the Award will be determined as follows:

i.
The number of personal auto policies in force included in the Company’s Agency auto and Direct auto businesses that are a part of the Company’s Personal Lines segment (“Personal Lines Auto”) and that are combined (or “bundled”) with at least one other Progressive Personal Property Insurance Product (as defined below) in force (whether issued at the same time or at different times) will be determined on the last business day of the Performance Period (the “Robinsons Bundled Policies”). For purposes of determining the Robinsons Bundled Policies:

1.
if a policyholder has more than one personal auto policy in force, then all Progressive Personal Property Insurance Products attributable to that policyholder shall be deemed to be combined with only one of such personal auto policies in force;

2.
all personal auto policies in force held by a policyholder and/or a policyholder’s spouse (including any policy on which any child(ren) of the policyholder and/or spouse is included) shall be treated as one policy in force; and

3.
“Progressive Personal Property Insurance Product” shall mean any of the following personal insurance products: any personal homeowners, condominium owners or manufactured home owners insurance policy obtained by a policyholder and either underwritten by a Subsidiary or Affiliate of the Company or underwritten by an unaffiliated third party through a bundling program offered by the Company to its customers.

ii.
If the number of Robinsons Bundled Policies is at least seven hundred fifty thousand (750,000), then the applicable calculation required by the following table will determine the number of Restricted Stock Units vesting:

Number of Robinsons Bundled Policies	Determination of the Number of Units Vesting
If at least 1,250,000	Target Award Units x 1.5 (i.e., the Maximum Award Units)
If more than 1,000,000 but less than 1,250,000
Target Award Units x (1 + ((Number of Robinsons Bundled Policies - 1,000,000) x (0.5/250,000)))

For example, if the number of Robinsons Bundled Policies is 1,100,000, then the Number of Units that will vest will be:

Target Award Units x (1+((1,100,000 - 1,000,000) x (0.5/250,000))) or 1.2
Target Award Units x 1.2

If exactly 1,000,000	Target Award Units

If more than 750,000 but less than 1,000,000
Target Award Units x (0.85 + ((Number of Robinsons Bundled Policies - 750,000) x (0.15/250,000)))

For example, if the number of Robinsons Bundled Policies is 800,000, then the Number of Units that will vest will be:

Target Award Units x (0.85 + ((800,000 - 750,000) x (0.15/250,000))) or
Target Award Units x 0.88

If exactly 750,000	Target Award Units x 0.85

iii.	If the number of Robinsons Bundled Policies is not at least seven hundred fifty thousand (750,000), none of the Award shall vest, and the Award shall be forfeited in its entirety.
d.    Committee Discretion. Notwithstanding anything to the contrary contained in this Agreement, at or prior to the time of vesting, the Committee, in its sole discretion, may reduce the number of Restricted Stock Units that otherwise would vest according to this Agreement, or eliminate the Award in full. The Committee, in its sole discretion, may treat Participant differently than other individuals for these purposes. Any such determination by the Committee shall be final and binding on Participant. Under no circumstances shall the Committee have discretion to increase the award to Participant in excess of the number of Units that would have been awarded at vesting based on this Paragraph 4 (excluding adjustments required by Section 3(c) and/or Section 11 of the Plan).
The Award shall vest in accordance with and subject to the foregoing except to the extent that, prior to the Certification Date, the Award has terminated or been forfeited under the terms and conditions of the Plan or this Agreement.
5.    Expiration of Award. Notwithstanding anything to the contrary in this Agreement, if Participant’s rights in and to the Award have not vested in accordance with Paragraph 4 of this Agreement on or before the Expiration Date, this Award shall expire at 11:59 p.m. on the Expiration Date. Upon such expiration, the Award shall terminate automatically, and Participant shall have no further rights with respect to the Award.
6.    Dividend Equivalents. Subject to this Paragraph 6, with respect to dividends for which a record date occurs during the Restriction Period, Participant shall be credited with a Dividend Equivalent with respect to each outstanding Restricted Stock Unit, and with respect to any related Dividend Equivalent Unit (defined below) resulting from prior reinvestments of Dividend Equivalents as provided in this Paragraph. All Dividend Equivalents so credited will be deemed to be reinvested in Restricted Stock Units on the date that the applicable dividend or distribution is made to the Company’s shareholders, based on the Target Award Units and any Dividend Equivalent Units resulting from prior reinvestments of Dividend Equivalents, in the number of Units determined by dividing the aggregate value of the Dividend Equivalents by the Fair Market Value of the Stock on such date (rounded to the nearest thousandth of a whole Unit or as otherwise reasonably determined by the Company); provided, however, that if Dividend Equivalents cannot be reinvested in Units due to the operation of Section 3(a) of the Plan, such Dividend Equivalents will be credited to Participant as a cash value based on the Target Award Units and any Dividend Equivalent Units resulting from prior reinvestments of Dividend Equivalents, which cash value shall be held by the Company (without interest) subject to this Agreement. Any Units resulting from the deemed reinvestment of dividends in accordance with this Paragraph 6 are referred to herein as “Dividend Equivalent Units.” Dividend Equivalents shall be subject to the same terms and conditions, and shall vest or be forfeited (as applicable) at the same time, upon the same conditions, and in the same proportion, as the Target Award Units set forth in this Award; provided, however, that if the Award vests after the record date for, but before the payment date of, a dividend, then the Dividend Equivalents related to such dividend and to Units vesting on the vesting date will be paid in cash or in Stock, in the sole discretion of the Company, as soon as practicable following the payment date for such dividend.
7.    Units Non-Transferable. No Restricted Stock Units (and no Dividend Equivalents) shall be transferable by Participant other than by will or by the laws of descent and distribution. In the event all or any portion of the Award is transferred or assigned pursuant to a court order, such transfer or assignment shall be without liability to the Company, and the Company shall have the right to offset against the Award any expenses (including attorneys’ fees) incurred by the Company, or any of its Subsidiaries or Affiliates, in connection with such attempted transfer or assignment.
8.    Termination of Employment. Except as otherwise provided in the Plan, including Section 11 (Change in Control Provisions) and Section 14(d) thereof, if Participant’s employment with the Company or any Subsidiary or Affiliate terminates for any reason other than death, the Award and all Restricted Stock Units (and any related Dividend Equivalents) held by Participant that are unvested or subject to restriction at the time of such termination shall be forfeited automatically immediately after such termination. In the event that Participant’s employment terminates as a result of Participant’s death, then this Agreement will remain effective after the date of Participant’s death and the Restricted Stock Units (and any related Dividend Equivalents) will vest if, when and to the extent, that the performance measures identified in Paragraph 4 above are achieved and certified by the Committee pursuant to Paragraph 4 prior to the Expiration Date. The balance of the Award, if any, shall be forfeited.
9.    Disqualifying Activity. Notwithstanding any other provision of this Agreement, if the Committee determines that Participant is engaging in, or has engaged in, a Disqualifying Activity, the provisions of Section 10(b) of the Plan will apply.
10.    Delivery at Vesting. Subject to the provisions of the Plan and this Agreement, upon vesting of all or part of the Award, the Company shall deliver to Participant one share of Stock in exchange for each such vested Restricted Stock Unit and for each Dividend Equivalent Unit related thereto and cash in the amount of any other related Dividend Equivalents, and all Restricted Stock Units and Dividend Equivalents shall be cancelled. Unless determined otherwise by the Company at any time prior to the applicable delivery, each fractional Restricted Stock Unit (and related Dividend Equivalent Unit) shall vest and be settled in an equal fraction of a share of Stock. The delivery of such shares of Stock shall be on or as soon as practicable following the Certification Date, but in no event later than March 15 of the calendar year following the year in which the Certification Date occurred.
11.    Taxes. No later than the date as of which an amount relating to the Award first becomes taxable, Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Taxes and other items of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan and this Agreement shall be conditioned on such payment or arrangements and the Company and its Subsidiaries and Affiliates, to the extent permitted by law, shall have the right to deduct any such Taxes from any payment of any kind otherwise due to Participant. At vesting, Restricted Stock Units and related Dividend Equivalent Units will be valued at the Fair Market Value of the Company’s Stock on such date.
Unless otherwise determined by the Committee, Participant must satisfy the minimum statutory tax withholding obligations resulting from the vesting of Restricted Stock Units and related Dividend

Equivalents (“Minimum Withholding Obligations”) by surrendering to the Company Restricted Stock Units and/or Dividend Equivalents that are then vesting (or shares of Stock issuable as a result of the vesting) with a value sufficient to satisfy the Minimum Withholding Obligations.
Under no circumstances will Participant be entitled to satisfy any Minimum Withholding Obligations by surrendering Restricted Stock Units that are not then vesting. Any request by Participant to satisfy Minimum Withholding Obligations by surrendering shares of Stock owned by Participant prior to the date of such satisfaction must be specifically approved in advance by the Committee. All surrenders of Units or shares of Stock and any requests for approval of alternative payment arrangements must be made by Participant in accordance with such procedures as may be adopted by the Company in connection therewith, and subject to such rules as have been or may be adopted by the Committee.
12.    Non-Solicitation. In consideration of the Award made to Participant under this Agreement, starting on the Grant Date and ending on the date that is exactly twelve (12) months after Participant's “Separation Date” (defined below), Participant shall not directly or indirectly recruit or solicit for hire, or hire, or assist in any manner in the recruitment, solicitation for hire or hiring, of any employee or officer of the Company or any of its Subsidiaries or Affiliates, in each case involving employment by any individual, business or entity other than the Company or one of its Subsidiaries or Affiliates, or in any way induce any such employee or officer to terminate his or her employment with the Company or any of its Subsidiaries or Affiliates. For purposes of this Paragraph 12, "Separation Date" means the date on which Participant's employment with the Company or one of its Subsidiaries or Affiliates is terminated for any reason. A violation of this Paragraph 12 by Participant shall constitute a “material violation” of an “agreement between the Participant and the Company” within the meaning of clause (iii) of the definition of Disqualifying Activity. The provisions of this Paragraph l2 shall be in addition to, and shall not supersede or replace, the provisions of any employment or other agreement between Participant and the Company or any of its Subsidiaries or Affiliates that contains similar or additional restrictions on Participant.
13.    Recoupment. If the Securities and Exchange Commission adopts final rules under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act that require, as a condition to the Company’s continued listing on a national securities exchange (“Exchange”), that the Company develop and implement a policy requiring the recovery of erroneously awarded compensation, and such regulations are applicable to Participant and the Award granted pursuant to this Agreement, then the Award shall be subject to recoupment pursuant to the terms of the rules of the Securities and Exchange Commission and any applicable Exchange, and any policy of the Company adopted in response to such rules. The provisions of this Paragraph 13 are in addition to the rights of the Company as set forth in Section 14(h) of the Plan.
14.    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the Award, and, except as provided in Paragraph 12, supersedes and cancels any other agreement, representation or communication, whether oral or in writing, between the parties relating to the Award, provided that the Agreement shall be at all times subject to the Plan.
15.    Amendment. The Committee may amend the terms of this Award to the fullest extent permitted by Section 12 of the Plan.
16.     Acknowledgments. Participant: (a) acknowledges receiving a copy of the Plan Description relating to the Plan, and represents that he or she is familiar with all of the material provisions of the Plan, as set forth in such Plan Description; (b) accepts this Agreement and the Award subject to all provisions of the Plan and this Agreement; and (c) agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee relating to the Plan, this Agreement or the Award.

Participant evidences his or her agreement with the terms and conditions of this Agreement, and his or her intention to be bound by this Agreement, by electronically accepting the Award pursuant to the procedures adopted by the Company. Upon such acceptance by Participant, this Agreement will be immediately binding and enforceable against Participant and the Company.

THE PROGRESSIVE CORPORATION

By: /s/     Daniel P. Mascaro
Vice President & Secretary